                                                                  Exhibit (d)(2)

CERTIFICATE NO.                                                          SHARES
  ________                                                              ________

                   BLACKROCK NEW YORK MUNICIPAL INCOME TRUST
               Organized Under the Laws of The State of Delaware
      Municipal Auction Rate Cumulative Preferred Shares - Series [    ]
                           $.001 Par Value Per Share
                   $25,000 Liquidation Preference Per Share

                                                                       Cusip No.

        This certifies that Cede & Co. is the owner of [      ] fully paid and
non-assessable shares of Municipal Auction Rate Cumulative Preferred Shares -
Series [     ], $.001 par value per share, $25,000 liquidation preference per share, of BlackRock New York Municipal Income Trust (the "Trust") transferable only on the books of the Trust by the holder thereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid unless countersigned by the transfer agent and registrar.

        A statement in full, of all the designations, preferences, qualifications, limitations, restrictions and special or relative rights of the shares of each class authorized to be issued, will be furnished by the Trust to any shareholders upon request and without charge.

        IN WITNESS WHEREOF, the Trust has caused this Certificate to be signed by its duly authorized officers and its Seal to be hereunto affixed this ____ day of October 2001

BANK OF NEW YORK                                      BLACKROCK NEW YORK
As Transfer Agent and Registrar                       MUNICIPAL INCOME TRUST


By: _________________________                         By:
    Authorized Signature                                    President

                                                      Attest:

                                                            Secretary


FOR VALUE RECEIVED, _______________________________ hereby sells, assigns and transfers unto



Shares represented by this Certificate, and do hereby irrevocably constitute and appoint ____________________ Attorney to transfer the said Shares on the books of the within named Trust with full power of substitution in the premises.

Dated ______________________,

In presence of


______________________________

        Shares of Municipal Auction Rate Cumulative Preferred Shares evidenced by this Certificate may be sold, transferred, or otherwise disposed of only pursuant to the provisions of the Trust's Amended and Restated Agreement and Declaration of Trust and the Trust's Statement of Preferences.

        The Trust will furnish to any shareholder, upon request and without charge, the Trust's Amended and Restated Agreement and Declaration of Trust and a full statement of the designations, preferences, limitations and relative rights of the shares of each class or series of capital stock of the Trust authorized to be issued, so far as they have been determined, and the authority of the Board of Trustees to determine the relative rights and preferences of subsequent classes or series. Any such request should be addressed to the Secretary of the Trust.

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to the Trust or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.